EXHIBIT 23.1

Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of International Absorbents Inc. and Subsidiary on Post-Effective Amendment No. 1 to Form S-8 of our report dated February 27, 2004, relating to the consolidated balance sheets of International Absorbents Inc. and Subsidiary as of January 31, 2004 and 2003, and the related consolidated statement of earnings, stockholders’ equity and cash flows for the two years ended January 31, 2004, filed with the Securities and Exchange Commission on September 16, 2004.

/s/ MOSS ADAMS LLP

Bellingham, Washington
September 21, 2004